                                                                    EXHIBIT 10.1




                       [DEPOTECH CORPORATION LETTERHEAD]






Date:          June 30, 1997

To:            David B. Thomas

From:          Ed Erickson

Subject:       Employment Agreement

Dear David:

Consistent with our discussions concerning your continued employment with DepoTech Corporation (the "Company"), this letter will constitute the Employment Agreement (the "Agreement") setting forth the terms of your employment from and after the date of this agreement, and separation of employment from the Company. By signing this Agreement, you will be agreeing to these terms. It is important that you understand clearly both what your benefits and obligations are and what is expected of you by the Company.

1. TRANSITION PERIOD: (a) Commencing on the date of this Agreement, and continuing through December 31, 1999, (hereinafter referred to as the "Transition Period"), you and the Company are in agreement on your continued employment and the future discontinuance of your employment with the Company. Subject to the terms and conditions of this Agreement, inclusive but not limited to, Section 6, during the Transition Period, you shall remain a regular full-time employee and officer of the Company. The parties may mutually agree in writing to extend the Transition Period, but neither is under any obligation to do so (hereinafter referred to as the "extended Transition Period").

         (b) By December 31, 1999, provided you have continued employment with the Company through this date, you and the Company may elect to execute a Consulting Agreement as specified in Attachment A ("Consulting Agreement"), to be effective beginning January 1, 2000. In the event that a Consulting Agreement is executed, vesting in any "renewal" or other Incentive Stock Option Grant(s) awarded during the Transition Period will continue until the termination of the Consulting Agreement.

2. DUTIES: During the Transition Period you will be responsible for performing those assignments you currently perform, and have responsibilities substantially similar to such responsibilities you currently have, including responsibility for Quality Assurance, Regulatory Affairs (cGMP, cGLP, cGCP), Quality Control, Microbiology and Post Marketing Surveillance. You will work with the Sr. Director of Human Resources to effect the transition of the MIS team to his organization by December 31, 1997. During the Transition Period, you will devote your energies to your employment with the Company, and your efforts and abilities to achieving FDA approval of DepoCyt, toward making significant progress on and achieving milestones in other key projects, such as DepoMorphine and DepoAmikacin, or such other projects as may be pursued within the company, and as agreed with the Chief Executive Officer (CEO). Finally, you will make yourself available to the Company for the purpose of transitioning your work to other employees and to answer any questions regarding matters assigned to you before the effective date of separation, as defined below.

3. Position Title and Salary: During the Transition Period, your title will remain Senior Vice President, Quality Assurance and Regulatory Affairs. Your base salary will be subject to the normal review of, and changes to, salaries of all SMC members, effective on January 1, of each year of employment. All salary payments will be less customary and applicable deductions for taxes and health and other benefits. All salary payments during the Transition Period shall be made on or about the time of the Company's normal bi-monthly pay cycle.

4. BENEFITS: During the Transition Period, the Company will continue your current health benefits, Long Term Disability, Life Insurance, and participation in the Company's 401(k) and ESPP plans.

5. EXPIRATION OF TRANSITION PERIOD: Your separation of employment with the Company will occur on the last day of the Transition Period, unless your separation of employment occurs sooner pursuant to Section 6, (Termination), or is extended pursuant to Section 1, (the "Transition Period"). As part of this Agreement, the Company agrees to provide you with the following additional compensation and benefits package:

         a. CASH BONUS: Upon issuance by the FDA, of an "Approvable Letter" for DepoCyt, the Company will recommend to the Board of Directors that a portion of your 1997 Management Incentive Bonus is "moved ahead". This amount will be no less than fifty
                  (50) percent of the Management Incentive Bonus for 1997, which is targeted at 25% of base salary.

         b. ACCELERATED STOCK Option Grant Vesting: If your employment ends prior to the last day of the Transition Period due to (1) disability longer than three (3) months, or (2) death, the Company confirms that the vesting of remaining unvested Stock Options will accelerate in their entirety. In addition, in the event of a change of control of the Company, the Company confirms that the vesting of remaining unvested Stock Options will accelerate in accordance with the terms of the DepoTech Corporation 1995 Stock Option/Stock Issuance Plan, Article Five, Section One, subsection (D):

                      ISO GRANT     10,000 SHARES GRANTED 03-23-94
                      ISO GRANT        200 SHARES GRANTED 09-28-95
                      ISO GRANT      6,750 SHARES GRANTED 01-16-96
                      ISO GRANT      5,006 SHARES GRANTED 02-26-97
                      ISO GRANT     78,000 SHARES GRANTED 06-30-97

         c. MANAGEMENT INCENTIVE BONUS: During the Transition Period, you will be eligible for Management Incentive Bonus consideration, to be paid out in 1998, 1999 and 2000, for fiscal years 1997, 1998 and 1999, respectively, based on the combination of your performance and that of the Company during each fiscal year. The Management Incentive Bonus target is currently twenty five percent (25%) of base salary, however it can be as little as 0% or as high as 42% of base salary depending on overall company and individual performance. The 1997 Management Incentive Bonus paid out in 1998 will be net of any bonus payment made pursuant to Section 5 subsection (a).

         d. EXTENDED BENEFITS: You and your eligible dependents will be entitled to continue your medical coverage, pursuant to COBRA, for 18 months following the effective date of separation at your own expense. It is understood that the Company reserves the right to change health plans at any time. All other employee benefits, including Long Term Disability, Life Insurance, 401(k) and ESPP plan participation will expire on the effective date of the separation.

         e. FTO BALANCE: The Company further agrees to pay you all earned but unused FTO pay as of the date of separation.


David B. Thomas
2
#40167

In consideration for the above package, you will be required to sign a release agreement with the Company releasing it from any and all litigation or claims which is set for at Section 11 of this Agreement.

6. TERMINATION: Either party may terminate your employment during the Transition Period or any extended Transition Period, under the following terms and conditions:

         a. You may terminate your employment with the Company during the Transition Period, for any reason, upon thirty (30) days written notice to the Company. Upon such a termination, your employment will be terminated and all compensation and benefits pursuant to Sections 3 and 4 will end. If you resign, you will not be entitled to any compensation or benefits described in Section 5 subsections (a-c).

         b. The Company reserves the right to terminate your employment during the Transition Period or any extended Transition Period "for cause". "For cause" termination includes: (a) a material breach of the terms of this Agreement; (b) refusal or failure to perform the duties assigned to you pursuant to this Agreement, following notice from the company of such refusal or failure and a reasonable opportunity to cure; (c) major infractions of the Company's standards of conduct as set forth in Company policies, following notice from the Company of such infractions and a reasonable opportunity to cure; (d) your acceptance of employment or consultancy with another entity or person such that you can no longer devote your full energies to employment with the Company; or (e) disability longer than three (3) months or death. Upon termination "for cause", all compensation and benefits pursuant to Sections 3 and 4 will end. In addition, you will not be entitled to any compensation or benefits described in Section 5, subsections (a-c), except in the case of (e), disability longer than three (3) months or death, you will be entitled to the benefits described in
                  Section 5 subsection (b) Accelerated Stock Option Grant
                  Vesting.

         c. After December 31, 1998, the Company reserves the right to terminate your employment, for reasons other than cause, by providing written notice six months prior to taking such action. In the event your employment is terminated, you will not be entitled to any compensation or benefits described in
                  Section 5, subsections (a-b). In addition, any Management Incentive Bonus to be paid, will be prorated to the number of months worked during the year in which your employment ends.

         d. No later than June 30, 1999, the Company will either (a) offer to extend your employment beyond December 31, 1999, or (b) will notify you in writing that your employment will terminate as scheduled on December 31, 1999, according to the terms of this agreement and that notice at this time will be in lieu of any lump sum payment.

         e. Prior to December 31, 1999, you and the Company will mutually agree whether a Consulting Agreement, as specified in Section 1 subsection (b), will be executed.

7. CONFIDENTIALITY: You agree that as a specific condition to the performance of this Agreement by the Company, you will not disclose for any purpose, the terms of this Agreement or the negotiations leading up to this Agreement to any person, except to your immediate family or as may be necessary for purposes of securing legal or tax advice or as otherwise may be required by law.


David B. Thomas
3
#40167

8. INVENTIONS/CONFIDENTIAL INFORMATION: You agree that the Employee Proprietary Information and Inventions Agreement signed by you shall remain in full force and effect following the effective date of separation. In addition, we wish to remind you of your obligations regarding the confidentiality of the Company's commercial and technical proprietary information. You understand and agree that all confidential and proprietary information that you may have received during your employment or may receive during the Transition Period with the Company shall remain strictly confidential and held by you in confidence.

9. GOODWILL AND COMPLIANCE WITH COMPANY POLICIES: You agree that you shall not make, encourage or otherwise cause to be made any negative or disparaging comments or statements (whether verbal or written) about the Company or take any action which will place the Company in a bad light or false light. You further agree that during the Transition Period you will abide by and comply with the policies and procedures of the Company.

10. NO ADMISSION: This Agreement shall not be construed or used as an admission of liability or wrongdoing by either you or the Company.

11. RELEASE: In return for the above promises and payments to you, you agree that you will not file or cause to be filed any charges, lawsuits, or other actions of any kind against the Company, its agents, successors, officers, directors, or employees, arising out of, or relating in any way to, your employment and/or separation of your employment with the Company including, but not limited to actions alleging breach of contract, tort, legal actions under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil rights Act of 1866, the Veterans Readjustment Assistance Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, or any other State, Federal or local law concerning age, race, religion, national origin, handicap, or any other form of discrimination, or any other law or regulation.

         You understand and agree that all rights under Section 1542 of the Civil Code of the State of California are hereby expressly waived. It is understood that Section 1542 of the California Civil Code provides as follows:

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

12. ENTIRE UNDERSTANDING: This Agreement, including the attachments hereto, contains the entire understanding between you and the Company relating to your continued employment, and eventual separation, superseding all prior understandings and agreements between the parties, if any.

13. ARBITRATION: In the event of a dispute over the performance, interpretation or validity of this Agreement, the parties agree to submit any and all disputes relating to this Agreement to binding arbitration before JAMS/Endispute, Southern California. Any arbitration award shall be final and binding on the parties and may be entered in any court having jurisdiction.

14. APPLICABLE LAW: This Agreement will be governed by laws of the State of California, without regard to the principles of conflicts of laws.

David, you are entitled by law to review this Agreement for a period of 21 days. The Company encourages you to use this opportunity to review the Agreement with an attorney. Should you decide not to use the full 21 days, then you knowingly and voluntarily waive any claims that you were not in fact given 21 days to consult an attorney and/or review the Agreement.

In addition, for a period of seven (7) days following your execution of this Agreement, you may revoke this Agreement, and the Agreement shall not become effective or enforceable until the revocation period


David B. Thomas
4
#40167
has expired. Any revocation within the seven days must be in writing, addressed to Thomas Swedberg SPHR at DepoTech Corporation's address (10450 Science Center Drive, San Diego, CA 92121). If you revoke this Agreement, it shall not be effective or enforceable and you will not receive the benefits described in Sections 3, 4 and 5 (a-c).

If you agree with the foregoing package and release, please sign below. You agree that you have read and understand this Agreement, and that you have signed it freely and voluntarily.

Sincerely,



/s/  EDWARD L. ERICKSON
------------------------------------
Edward L. Erickson
President and CEO




Agreed:        /s/ DAVID B. THOMAS                          7/11/97
        ----------------------------------------   -----------------------
                   David B. Thomas                           Date



David B. Thomas
5
#40167

                                    EXHIBIT A

                              CONSULTING AGREEMENT



This consulting agreement is made and entered into this ( ) day of (Month),
(Year), by and between DepoTech Corporation, a California corporation, having its principal place of business at 10450 Science Center Drive, San Diego, California 92121 ("Company") and David B. Thomas, an individual, residing at 325 Punta Baja Drive, Solana Beach, California 92075-1720 (Consultant).

WHEREAS, Company desires to retain Consultant to perform certain services, and Consultant is agreeable to doing so;

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and conditions set forth below, the parties agree as follows:

1. SERVICES FEES. Consultant hereby is retained as an independent contractor to provide consulting services described in Exhibit A1 hereto. Consultant shall receive consulting fees for such services and reimbursement for reasonable business travel and expenses as set forth in Exhibit A1 hereto. Such consulting services shall be performed as requested from time to time by the Company's executive officers.

2. TERM. The initial term of this Agreement shall commence on the date hereof and continue for a period of one (1) year ("Consulting Period"). Consultant's services shall be rendered as requested by Company and in a manner satisfactory to Company. Consultant and Company agree that during the term of this Agreement, Consultant will provide approximately One Hundred Twenty (120) days of consulting services. This Agreement shall be cancelable by either party upon the giving of ninety (90) days prior written notice.

3. MANNER OF PERFORMANCE. Consultant represents that Consultant has the requisite expertise, ability and legal right to render the consulting services, and will perform the consulting services in an efficient manner and in accordance with the terms of this Agreement. Consultant will abide by all laws, rules and regulations that apply to the performance of the consulting services and when on Company premises, will comply with Company's policies with respect to conduct of visitors.

4.  Confidentiality.

(a) Consultant recognizes that in performing services under this Agreement he will have contact with information of substantial value to Company, which is not generally known and which gives Company an advantage over its competitors who do not know or use it, including but not limited to improvements to the DepoFoam Technology, techniques, drawings, processes, inventions, developments, sales and customer information, and business and financial information, relating to the business, products, practices or techniques of Company and of any other corporation or entity that may be a party to a particular transaction with the Company (hereinafter referred to as "Confidential Information"). Confidential Information shall also include information belonging to a third party which Company is obligated to keep confidential from others. Consultant agrees, at all times, to regard and preserve as confidential such Confidential Information, and to refrain from publishing or disclosing any part of such Confidential Information and from using it except on behalf of Company, without prior written consent of Company. Consultant further agrees, at all times, to refrain from any other acts or omissions that would reduce the value of such Confidential Information to Company.



David B. Thomas
1
#40187

(b) Upon termination of this Agreement, Consultant agrees to promptly surrender to Company all documents or items which are the property of Company or which contain or comprise such Confidential Information.

(c) Consultant's duties of confidence to Company and other duties pursuant to this Agreement, shall survive the termination of this Agreement for any reason.

5. REPORTS. Any reports, specifications or other materials prepared by Consultant for the purpose of or pursuant to this Agreement shall be the property of Company exclusively and shall be maintained in confidence by Consultant.

6.  INVENTIONS.

(a) Consultant agrees to promptly and fully disclose in writing to Company any invention, discovery, development, improvement, method or product, know-how and data, whether or not patentable, which are made, conceived or reduced to practice by Consultant during the term of this Agreement that result from any work performed by Consultant for Company pursuant to this Agreement.

(b) Consultant agrees that such inventions shall be the sole property of Company and agrees to assign and hereby assigns to Company such inventions.

7. INDEPENDENT CONTRACTOR. Consultant's relationship with the Company is and shall be that of an independent contractor, and neither party is authorized to nor shall act as the agent of the other. Consultant agrees that he will be solely responsible for the payment of all taxes relating to the compensation paid pursuant to this Agreement.

8. NOTICES. Unless otherwise provided, any notice required or permitted under this agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address for such party set forth in the introductory paragraph above, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

9. REMEDIES. Consultant acknowledges that any disclosure or unauthorized use of Confidential Information will constitute a material breach of this Agreement and cause substantial harm to Company for which damages would not be a fully adequate remedy, and, therefore, in the event of any such breach, in addition, to other available remedies, Company shall have the right to obtain injunctive relief.

10. ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to other relief to which such party may be entitled.

11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon Consultant, and inure to the benefit of, the parties hereto and their respective heirs, successors, assigns, and personal representatives; provided, however, that it shall not be assignable by Consultant.

12. AMENDMENT AND MODIFICATION. No amendment, modification or supplement of this Agreement shall be binding unless executed in writing and signed by all of the parties hereto.




David B. Thomas
2
#40187

13. ENTIRE AGREEMENT: Governing Law. This Agreement contains the entire understanding of the parties with respect to the matters contained herein. This Agreement shall supersede any and all previous and existing Consulting Agreements between Company and Consultant. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law.






IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

                                  DepoTech Corporation, a California corporation



                                  By: ______________________________________



                                  CONSULTANT



                                  By:_______________________________________
                                                     (Name)



David B. Thomas
3
#40187

EXHIBIT A1



SCOPE OF SERVICES OF CONSULTANT.

The scope of consulting work contemplated by this Agreement shall be as follows:

Provide consultation on an as requested basis concerning Quality Assurance, Quality Control, Regulatory Affairs (e.g. cGMP, cGLP, cGCP), and Post Marketing Surveillance work, issues, plans and actions. Provide information and assistance to the heads of these functions to improve the overall content, quality, cost or timeliness of the work being done within their organizations.

Provide consultation on an as requested basis to the heads of Quality Assurance, Quality Control, Regulatory Affairs, and Post Marketing Surveillance to increase their knowledge, skills and competencies in their respective area(s) of responsibility.

Provide consultation to the President and SMC on an as requested basis for long and short term strategic and operational planning, marketing and business development planning and other general planning.

Participate on an as requested basis in meetings with vendors, customers, regulatory agencies and other organizations to provide historical and practical knowledge and perspective for information sharing and decision making.

CONSULTING FEES.

Consultant shall be compensated as follows:

Consultant shall receive a monthly retainer equal to the average of the base salary paid to him by the Company during the twelve (12) months immediately preceding the execution of the Consulting Agreement, prorated to ten (10) days per month. Consultant's services are expected to be required for no less than one hundred twenty (120) days during the Consulting Period. Consultant will submit to the Company a record of all days worked during each month, plus an invoice for all reasonable business related travel and expenses.

During the Consulting Period, previously awarded but unvested Stock Options will continue to vest according to the schedule for each Stock Option Grant.

Consultant will be reimbursed for all reasonable business related travel and entertainment expenses according to Company policy.




David B. Thomas
4
#40187